Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

March 12, 2015

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FOURTH QUARTER AND FULL YEAR 2014

MINNEAPOLIS – March 12, 2015 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and twelve months ended December 28, 2014.

Fourth Quarter Results

Lakes Entertainment reported fourth quarter 2014 net revenues of $12.8 million, compared to prior-year fourth quarter net revenues of $11.4 million. Net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland (“Rocky Gap”). Lakes acquired this property in August 2012 and gaming operations began on May 22, 2013. The increase in net revenues was primarily related to an increase in gaming revenues during the fourth quarter of 2014 compared to the fourth quarter of 2013.

Net losses for the fourth quarter of 2014 were less than $0.1 million, compared to net losses of $0.9 million for the fourth quarter of 2013. Earnings from operations were $0.2 million for the fourth quarter of 2014 compared to losses from operations of $2.2 million for the fourth quarter of 2013. Basic and diluted losses per share were less than $0.01 for the fourth quarter of 2014 compared to basic and diluted losses per share of $0.06, for the fourth quarter of 2013.

During the fourth quarters of 2014 and 2013, property operating expenses for Rocky Gap were $7.5 million and $7.3 million, respectively, and primarily related to gaming operations, rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from an increase in gaming-related expenses, most notably gaming taxes, due to the increase in gaming related revenue in the current year quarter.

For the fourth quarters of 2014 and 2013, selling, general and administrative expenses were $5.6 million. Included in these amounts were Lakes corporate selling, general and administrative expenses of $2.0 million and $1.6 million during the fourth quarters of 2014 and 2013, respectively. Lakes’ corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees as well as $0.5 million of business development costs in the fourth quarter of 2014. Rocky Gap selling, general and administrative expenses were $3.6 million and $4.0 million during the fourth quarters of 2014 and 2013, respectively. The fourth quarter 2014 decline in selling, general and administrative expenses compared to the fourth quarter of 2013 was primarily related to decreases in marketing costs and professional fees.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. Upon the receipt of the payment during the second quarter of 2014, Lakes recognized a $1.0 million gain on sale of cost method investment since this asset had previously been written off. On October 17, 2014, Lakes was paid the entire remaining amount due at a discounted amount of approximately $1.4 million. Upon receipt of this payment during the fourth quarter of 2014, Lakes transferred its remaining ownership and recognized a $1.4 million gain on sale of cost method investment.

Depreciation and amortization was $0.9 million for the fourth quarter of 2014 compared to $0.8 million for the fourth quarter of 2013.

Twelve Month Results

Lakes Entertainment reported net revenues of $55.2 million for 2014, compared to net revenues of $38.8 million in the prior year. Net revenues in the current year were related to the operation of Rocky Gap. During the prior year, net revenues of $30.9 million were related to the operation of Rocky Gap. The increase in net revenues related to the operation of Rocky Gap in 2014 compared to 2013 was the result of gaming being included for the entire year in 2014. Gaming was added May 22, 2013. Also included in the prior-year were net revenues of $7.8 million in management fees related to the management of the Red Hawk Casino, near Sacramento, California, owned by the Shingle Springs Band of Miwok Indians (the “Shingle Springs Tribe”). There were no management fees earned during the current year due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

Net losses for the twelve months ended December 28, 2014 were $24.8 million, compared to net earnings of $18.7 million for the twelve months ended December 29, 2013. Losses from operations were $24.0 million for 2014 compared to earnings from operations of $13.4 million for 2013. Basic and diluted losses were $1.86 per share for the twelve months ended December 28, 2014 compared to basic and diluted earnings per share of $1.41 and $1.40, respectively, for the twelve months ended December 29, 2013.

During 2014, property operating expenses for Rocky Gap which related primarily to gaming operations, rooms, food and beverage and golf were $31.9 million compared to $19.5 million in the prior-year. The increase in property operating expenses was due to the addition of gaming in May of 2013.

For the twelve months ended December 28, 2014, selling, general and administrative expenses were $22.6 million compared to $19.3 million for the twelve months ended December 29, 2013. Included in these amounts were Lakes corporate selling, general and administrative expenses of $7.6 million and $6.8 million, during 2014 and 2013, respectively. Rocky Gap selling, general and administrative expenses were $15.0 million and $12.5 million during 2014 and 2013, respectively. Lakes’ 2014 and 2013 corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees, as well as $1.3 million of business development costs in 2014. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in payroll and related expenses and marketing and advertising expenses related to the addition of gaming during May 2013.

Lakes recognized approximately $17.4 million in recovery of impairment charges during 2013 related to a $57.1 million payment it received on notes receivable from the Shingle Springs Tribe that had previously been impaired and were valued at $39.7 million as of the payment date.

During 2013, Lakes recognized a gain of $3.8 million on extinguishment of liabilities associated with contract acquisition costs related to the project with the Shingle Springs Tribe due to the termination of the management agreement.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. During October 2014, Lakes was paid the entire remaining amount due at a discounted amount of approximately $1.4 million and transferred its remaining ownership. As a result of the receipt of these payments, Lakes recognized a $2.4 million gain on sale of cost method investment, during 2014, since this asset had previously been written off.

Lakes recognized charges related to arbitration award of $2.5 million during 2014, which included the $2.4 million award and $0.1 million of legal fees. The award resulted from an arbitration action brought by Argovitz against Lakes relating to a prior agreement pertaining to the management agreement with the Shingle Springs Tribe.

Lakes recognized non-cash impairments and other losses of $21.0 million during 2014 related to its investment in Rock Ohio Ventures, LLC (“Rock Ohio”), a privately-held company, that owns 80% of the Horseshoe Casino Cleveland in Cleveland, Ohio; the Horseshoe Casino Cincinnati in Cincinnati, Ohio; the Thistledown Racino in North Randall, Ohio; and Turfway Park, a thoroughbred horseracing track located in Florence, Kentucky. Based on information provided by Rock Ohio, Lakes determined that there was significant uncertainty surrounding the recovery of Lakes’ investment in Rock Ohio. The Ohio gaming properties did not perform as expected, which led to forecasted potential working capital requirement issues that did not exist prior to the third quarter of 2014, based on information previously available to Lakes. As a result, Lakes determined that an other-than-temporary impairment had occurred and reduced the carrying value of the investment to its estimated fair value of zero as of September 28, 2014. Effective January 25, 2015, Lakes sold this investment for approximately $0.8 million. As a result, Lakes received a cash payment of approximately $0.8 million and will recognize a gain on sale of cost method investment of approximately $0.8 million during the first quarter 2015.

Lakes recognized impairments and other losses of $3.4 million during the twelve months ended December 29, 2013. Included in the impairments were $2.4 million related to intangible assets associated with the development and management agreement with the Shingle Springs Tribe, which were considered fully impaired upon the termination of the management agreement on August 29, 2013. In addition, receivables of approximately $1.0 million from related parties, that were directly related to the development and opening of Lakes’ Indian casino projects, were determined to be uncollectible and were impaired during 2013.

During 2013, Lakes recognized preopening expenses of $1.2 million related to the Rocky Gap project. There were no preopening expenses during the current year period.

Depreciation and amortization was $3.5 million during 2014 compared to $2.3 million during 2013. The increase related to depreciation on Rocky Gap fixed assets.

Lyle Berman, Chief Executive Officer of Lakes stated, ”During January 2015, we announced a merger agreement with Golden Gaming and look forward to working through approvals and the closing of this transaction, which we expect to occur later this year. The combination of Lakes’ strong balance sheet and our Rocky Gap property, with Golden Gaming’s casinos and distributed gaming platform and taverns, will make this combined company unique in the marketplace. Lakes’ cash will facilitate refinancing as well as growth and we believe the company will be well positioned for expansion in Nevada and other jurisdictions. We are very excited about this transaction and believe it will benefit Lakes’ shareholders tremendously.”

Further commenting, Tim Cope, President and Chief Financial Officer of Lakes stated, "Rocky Gap operations continued to perform well. The property met expectations during the fourth quarter and for 2014 overall and even with an increase in the number of machines, we saw an increase in slot win per-unit per-day from $158 for 2013 to $179 for 2014. The gaming facility features 577 video lottery terminals, 15 table games, two poker tables and a casino bar along with a lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, the only Jack Nicklaus signature golf course in Maryland as well as a wide variety of outdoor and water activities.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. For more information, please visit www.lakesentertainment.com. On January 25, 2015, Lakes entered into an agreement and plan of merger with Sartini Gaming, Inc. (“Golden Gaming”).  Golden Gaming is a leading owner and operator of distributed gaming, taverns and casinos, all of which are focused on the Nevada local gaming market. The merger is subject to various closing conditions.

Forward-Looking Statements

Statements in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, the expected benefits of a potential combination of Lakes and Sartini Gaming, Inc. (“Golden Gaming”) pursuant to an agreement and plan of merger (the “Merger Agreement”) and expectations about future business plans, prospective performance and opportunities; the expected timing of the completion of the transaction; the obtaining of required regulatory approvals and approval by Lakes’ shareholders. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of Lakes and Golden Gaming and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of Lakes and Golden Gaming and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and Lakes’ shareholder approval, and to satisfy or waive other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the merger to fail to close; (d) the ability of Lakes and Golden Gaming to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) the ability to retain key employees of Lakes and Golden Gaming; (h) that there may be a material adverse change affecting Lakes or Golden Gaming, or that the respective businesses of Lakes or Golden Gaming may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors disclosed in Lakes’ filings with the Securities and Exchange Commission ("the SEC"), including its Annual Report on Form 10-K. Forward-looking statements reflect Lakes’ and Golden Gaming’s management’s analysis and expectations only as of the date of this press release, and Lakes does not undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 28, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$35,416	$37,897
Short-term investments	46,638	49,099
Income taxes receivable	-	2,155
Other	1,807	1,774
Total current assets	83,861	90,925
Property and equipment, net	32,739	31,659
Other assets:
Investment in unconsolidated investee	-	20,997
Gaming license	1,875	2,015
Land held for development	960	1,130
Income taxes receivable	2,155	-
Other	439	535
Total other assets	5,429	24,677
Total assets	$122,029	$147,261

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,368	$1,251
Other	4,104	3,610
Total current liabilities	5,472	4,861
Long-term debt, net	8,941	10,321
Total liabilities	14,413	15,182
Total shareholders' equity	107,616	132,079
Total liabilities and shareholders' equity	$122,029	$147,261

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Earnings (Loss)
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 28, 2014	December 29, 2013	December 30, 2012	December 28, 2014	December 29, 2013	December 30, 2012
Revenues:
Management fees	$-	$-	$1,395	$-	$7,762	$7,726
Gaming	9,998	9,040	-	43,458	22,673	-
Room	1,405	1,368	620	6,289	4,096	1,383
Food and beverage	1,497	1,209	663	6,157	3,775	1,281
Other operating	495	372	140	2,301	1,526	498
License fees and other	44	28	13	151	94	64
Gross revenues	13,439	12,017	2,831	58,356	39,926	10,952
Less promotional allowances	614	572	-	3,184	1,136	-
Net revenues	12,825	11,445	2,831	55,172	38,790	10,952

Costs and expenses:
Gaming	5,823	5,415	-	25,031	13,470	-
Room	185	283	150	694	863	296
Food and beverage	1,182	1,303	484	4,771	3,758	955
Other operating	288	304	199	1,419	1,420	415
Selling, general and administrative	5,648	5,550	3,137	22,566	19,332	10,191
Recovery of impairment on notes receivable	-	-	-	-	(17,382)	-
Gain on extinguishment of liabilities	-	-	-	-	(3,752)	-
Gain on sale of cost method investment	(1,391)	-	-	(2,391)	-	-
Impairments and other losses	-	-	139	20,997	3,356	4,453
Charges related to arbitration award	-	-	-	2,530	-	-
Preopening expenses	-	21	-	-	1,184	-
Amortization of intangible assets related to Indian casino projects	-	-	264	-	716	1,056
Gain on sale of land	-	-	-	(66)	-	-
(Gain) loss on disposal of property and equipment	(2)	-	-	59	143	-
Depreciation and amortization	900	797	340	3,513	2,273	675
Total costs and expenses	12,633	13,673	4,713	79,123	25,381	18,041

Earnings (loss) from operations	192	(2,228)	(1,882)	(23,951)	13,409	(7,089)

Other income (expense):
Interest income	41	33	1,667	151	4,803	6,442
Interest expense	(286)	(322)	(218)	(1,209)	(1,244)	(940)
Gain on modification of debt	-	1,658	-	-	1,658	-
Legal settlement	-	-	2,160	-	-	2,160
Other	(5)	-	10	164	25	123
Total other income (expense), net	(250)	1,369	3,619	(894)	5,242	7,785
Earnings (loss) before income taxes	(58)	(859)	1,737	(24,845)	18,651	696
Income tax benefit	-	-	(235)	-	-	(2,464)
Net earnings (loss) including noncontrolling interest	(58)	(859)	1,972	(24,845)	18,651	3,160
Net loss attributable to noncontrolling interest	-	-	-	-	-	61

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$(58)	$(859)	$1,972	$(24,845)	$18,651	$3,221

Other comprehensive earnings (loss)	(20)	9	-	(22)	-	-

Comprehensive earnings (loss)	$(78)	$(850)	$1,972	$(24,867)	$18,651	$3,221

Weighted-average common shares outstanding
Basic	13,389	13,293	13,221	13,379	13,242	13,219
Dilutive impact of stock options	121	167	20	-	103	1
Diluted	13,510	13,460	13,241	13,379	13,345	13,220

Earnings (loss) per share
Basic	$0.00	$(0.06)	$0.14	$(1.86)	$1.41	$0.24
Diluted	$0.00	$(0.06)	$0.14	$(1.86)	$1.40	$0.24